Exhibit 99

ABX Air, Inc. Reports Increase in First Quarter Revenues and Earnings

WILMINGTON, Ohio – May 5, 2005 – ABX Air, Inc. (OTC: ABXA.OB) reported today gains in first quarter revenues and earnings for the quarter ended March 31, 2005. Highlights of those results as compared with the first quarter of 2004 include:

•	First quarter revenues up 25.3% to $346.6 million;

•	First quarter net earnings up 18.4% to $7.1 million, or $0.12 per diluted share;

•	Revenues from customers other than DHL grew to $6.4 million in the first quarter, up 87.2%; Earnings from non-DHL sources grew to $2.0 million, a 55.6% increase over the prior year;

•	Packages handled during the first quarter increased 30.8% to 160.6 million versus the first quarter of 2004;

“We are extremely pleased to report another strong quarter,” said President and CEO, Joe Hete, “In addition to supporting DHL, we were able to sharply increase our revenues and earnings from our non-DHL business. We thank our dedicated and committed employees for making this possible,” said Hete.

For the quarter ended March 31, 2005, ABX Air’s net earnings were $7.1 million, or $0.12 per diluted share, on revenues of $346.6 million. Net earnings improved from the first quarter of 2004, when ABX Air earned $6.0 million, or $0.10 per diluted share, on revenues of $276.7 million. ABX Air’s net earnings of $7.1 million during the first quarter of 2005 included $5.1 million from its two commercial agreements with DHL Express (USA), Inc. (“DHL”) and $2.0 million from other (non-DHL) business. ABX Air’s net earnings of $6.0 million in the first quarter of 2004 included $4.7 million from the two DHL agreements and $1.3 million from non-DHL business volume.

Results Associated with the DHL Agreements

Under the two commercial agreements with DHL, the aircraft, crew, maintenance and insurance agreement (“ACMI agreement”) and a hub and line-haul services agreement (“Hub Services agreement”), ABX earns a base mark-up of 1.75% on eligible costs and can earn incremental mark-up for meeting certain quarterly cost-related goals as well as annual cost-related and service goals. Any mark-up earned from attainment of the annual cost-related and service goals is recognized in the fourth quarter. ABX Air’s first quarter 2005 net earnings of $5.1 million from the two contracts included $4.5 million from the base mark-up and $0.6 million from attainment of cost-related incremental mark-up under the two agreements. The $4.7 million earned during the first quarter of 2004 from the two DHL agreements included $3.7 million from the base mark-up and $1.0 million from attainment of cost-related incremental mark-up under the two agreements.

Performance Versus Quarterly Cost-Related Goals:

Under the two agreements with DHL, ABX Air has the potential to recognize revenues from an incremental mark-up each quarter based on achieving certain cost-related goals. During the first quarter of 2005, ABX Air earned $0.6 million or 46.5% of the maximum incremental quarterly mark-up. Incremental mark-up from the ACMI agreement totaled $0.5 million, or 86.1% of the maximum quarterly mark-up. Incremental mark-up from the Hub Services agreement totaled $0.1 million, or 11.0% of the maximum quarterly mark-up.

During the first quarter of 2004, ABX Air earned $1.0 million, or 85.2% of the maximum quarterly mark-up under the two agreements. Incremental mark-up from the ACMI agreement totaled $0.5 million, or

73.0% of the maximum quarterly mark-up. Incremental mark-up from the Hub Services agreement totaled $0.5 million, or 100% of the maximum quarterly mark-up.

The incremental mark-up improvement under the ACMI agreement, as compared to the first quarter of 2004, resulted from flying greater than anticipated aircraft hours during the first quarter of 2005, while incurring lower than anticipated maintenance expenses. The factors contributing to the incremental mark-up decrease under the Hub Services agreement as compared to the prior year included a more severe winter at the main sort hub in Ohio and in the Northeast. Additionally, during January 2005, ABX Air replaced a large number of contract workers being supplied to it by a contract employment agency at DHL’s main sort hub in Ohio and one of its regional hubs upon becoming concerned with the immigration status of some of those workers. These sort operations were negatively impacted until ABX Air replaced the contract workers.

Packages handled during the first quarter of 2005 totaled 160.6 million, a 30.8% increase compared to the first quarter 2004 volume. “DHL is making a significant investment in its main Ohio sort hub and in several of its regional hubs, which will improve shipment throughput capacity and allow DHL to offer greater value to its customers. We look forward to supporting DHL’s efforts as it grows its domestic business volumes,” stated Joe Hete.

Performance Versus Annual Cost-Related and Service Goals:

The two commercial agreements with DHL allow ABX Air to earn additional incremental mark-up for meeting certain annual cost and service goals. Incremental mark-up earned on the annual goals is only recognized in the fourth quarter. Maximum incremental mark-up available from the annual cost-related goals is approximately 0.81% of eligible, annual costs under both commercial agreements.

Maximum incremental mark-up available from the annual service goals is 0.25% of costs subject to mark-up under the ACMI agreement and 0.75% of costs subject to mark-up under the Hub Services agreement. If ABX Air’s actual performance for the first three months of 2005 is sustained for the full year, incremental mark-up from the annual service incentives would be equivalent to 40% of the maximum available under the ACMI agreement and 36.7% of the maximum available under the Hub Services agreement.

Actual cost and service performance for the first three months of 2005 is not necessarily indicative of full year performance, and results during the last nine months of 2005 may improve, or detract from, performance through March 31, 2005.

Results Associated with Customers other than DHL

Non-DHL revenues grew to $6.4 million in the first quarter of 2005, representing an 87.2% increase over the first quarter of 2004 non-DHL revenues of $3.4 million. Earnings from non-DHL business increased to $2.0 million, up 55.6% as compared to the first quarter of 2004 non-DHL earnings of $1.3 million. The increase in non-DHL revenues was primarily the result of an increase in the level of aircraft maintenance services and parts sales as well as revenues associated with ABX Air’s operation of a U.S. postal hub, which the Company has operated since September of 2004. Revenues from these three sources increased by $2.4 million as compared to the first quarter of 2004, while the earnings from these sources accounted for $0.6 million of the increase in non-DHL earnings as compared to 2004. “I am pleased with our continued progress to grow our non-DHL revenue and customer base,” said Hete.

Other Items/Outlook

As the Company previously disclosed, DHL intends to reduce the number of aircraft that ABX Air operates on its behalf by the end of 2005, at which time DHL will have completed the consolidation at the main sort hub in Wilmington, Ohio. Additionally, ABX Air has been notified by DHL that it intends to assume administration of those charter aircraft that are currently contracted by ABX Air from other airlines to operate in tertiary markets for which the volumes do not justify the use of larger Company-owned aircraft. This transition of such contracted aircraft to DHL is expected to occur during the third quarter of 2005.

The expenses associated with such contracted aircraft totaled $5.5 million during the first quarter of 2005. On an annualized basis, these expenses are projected at $22.0 million. The annualized impact of the loss of this business volume from ABX’s ACMI agreement is projected at between $0.4 million and $0.7 million in net earnings and cash flow. For fiscal 2005, the impact on net earnings and cash flows is projected in a range of between $0.2 million and $0.4 million, as the reduction in business volume will be limited to the last half of the year.

“We will work diligently with our largest customer to make the consolidation of operations at the main sort hub as seamless as possible, while continuing to seek opportunities to grow our non-DHL revenue base,” stated Joe Hete.

ABX Air, Inc. is a cargo airline with a fleet of 114 in-service aircraft that operates out of Wilmington, Ohio, and 18 hubs throughout the United States. ABX Air became an independent public company effective August 16, 2003, as a result of the separation from its former parent company, Airborne, Inc., which was acquired by DHL Worldwide Express B. V. In addition to providing airlift capacity and sort center staffing to DHL Express (USA), Inc., ABX Air provides charter and maintenance services to a diverse group of customers. With over 8,000 employees, ABX Air is the largest employer in a several county area in southwestern Ohio.

Except for historical information contained herein, the matters discussed in this release contain forward-looking statements that involve risks and uncertainties. ABX Air’s actual results may differ materially from the results discussed in the forward-looking statements. There are a number of important factors that could cause ABX Air’s actual results to differ materially from those indicated by such forward-looking statements. These factors include but are not limited to a significant reduction in the scope of services under the commercial agreements with DHL, maintaining cost and service level performance, the ability to generate revenues from sources other than DHL and other factors that are contained from time to time in ABX Air’s filings with the U.S. Securities and Exchange Commission, including ABX Air’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers should carefully review this release and should not place undue reliance on ABX Air’s forward-looking statements. These forward-looking statements were based on information, plans and estimates as of the date of this release. ABX Air undertakes no obligation to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

ABX AIR, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended March 31
	2005	2004
REVENUES	$346,594	$276,686
OPERATING EXPENSES:
Salaries, wages and benefits	142,460	120,428
Purchased line-haul	73,835	47,956
Fuel	58,717	42,378
Maintenance, materials and repairs	27,773	27,484
Depreciation and amortization	9,632	9,096
Landing and ramp	9,766	7,867
Rent	2,099	1,606
Other operating expenses	13,137	11,684

	337,419	268,499

EARNINGS FROM OPERATIONS	9,175	8,187
INTEREST EXPENSE, NET	2,092	2,207
INCOME TAXES	—	—

NET EARNINGS	$7,083	$5,980

EARNINGS PER SHARE:
Basic and Diluted earnings per share	$0.12	$0.10

WEIGHTED AVERAGE SHARES:
Basic and Diluted	58,270	58,270

ABX AIR, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands)

	March 31, 2005	December 31, 2004
ASSETS:
Cash	$52,981	$38,749
Accounts receivable, net	51,232	54,677
Other current assets	19,709	17,595

Total Current Assets	123,922	111,021

Property and equipment, net	357,346	351,646
Other assets	10,074	10,256

Total Assets	$491,342	$472,923

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current Liabilities	$152,127	$142,569

Long-term Obligations	244,183	242,405
Stockholders’ Equity	95,032	87,949

Total Liabilities and Stockholders’ Equity	$491,342	$472,923

ABX AIR, INC.

EARNINGS SUMMARY

(In thousands)

	For the Three Months Ended March 31, 2005
	DHL				Customers other than DHL	Total
	ACMI	Hub Services	Other Reimbursable	Subtotal
Revenues:
Base	$122,698	$136,880	$79,955	$339,533	$6,420	$345,953
Quarterly incremental mark-up	561	80	—	641	—	641

Total revenues	123,259	136,960	79,955	340,174	6,420	346,594
Operating expenses	118,808	134,526	79,316	332,650	4,769	337,419
Interest expense (income), net	1,780	—	639	2,419	(327)	2,092

Total expense	120,588	134,526	79,955	335,069	4,442	339,511

Earnings	$2,671	$2,434	$—	$5,105	$1,978	$7,083

	For The Three Months Ended March 31, 2004
	DHL				Customers other than DHL	Total
	ACMI	Hub Services	Other Reimbursable	Subtotal
Revenues:
Base	$120,069	$96,732	$55,474	$272,275	$3,430	$275,705
Incremental markup	465	516	—	981	—	981

Total revenues	120,534	97,248	55,474	273,256	3,430	276,686
Operating expenses	116,556	95,069	54,715	266,340	2,159	268,499
Interest expense, net	1,448	—	759	2,207	—	2,207

Total expense	118,004	95,069	55,474	268,547	2,159	270,706

Earnings	$2,530	$2,179	—	$4,709	$1,271	$5,980

Note: The results above for customers other than DHL do not reflect an allocation of overhead costs. The provisions of the commercial agreements with DHL do not require an allocation of overhead until such time as ABX derives more than 10% of its total revenue from non-DHL sources.